Exhibit 99.1

Andy Rose Joins Greif Board of Directors

DELAWARE, Ohio, Aug. 26, 2024 (GLOBE NEWSWIRE) -- Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, announced that Andy Rose, President and CEO of Worthington Enterprises, has been elected to its Board of Directors.

"We are thrilled to welcome Andy to the Board," said Bruce Edwards, Greif's Non-Executive Chairman. "Andy brings a wealth of experience in the manufacturing and distribution industries, as well as a proven track record of leading and growing successful businesses. His expertise will be invaluable as we execute our strategic plan and continue to drive growth for Greif."

Mr. Rose has over 30 years of experience in the manufacturing, distribution, and financial services industries. He joined Worthington Industries in 2008 as Chief Financial Officer before being named President and CEO in 2020. Prior to joining Worthington Industries, Andy worked at MCG Capital Corporation, Peachtree Equity Partners, and Wachovia Capital Associates. He started his career at J.P. Morgan & Co. in global cash management.

Mr. Rose earned his MBA from the Fuqua School of Business at Duke University and his bachelor's degree in business administration from the University of North Carolina. He is a native of Columbus, Ohio, and currently serves on the board of directors of OhioHealth and previously served on the boards of White Castle® and Rev1 Ventures. He is also a member of The Ohio Business Roundtable and the Columbus Partnership.

About Greif, Inc.
Greif is a global leader in industrial packaging products and services and is pursuing its vision: be the best performing customer service company in the world. The Company produces steel, plastic and fibre drums, intermediate bulk containers, reconditioned containers, jerrycans and other small plastics, containerboard, corrugated sheets and products, uncoated recycled paperboard, coated recycled paperboard, tubes and cores and a diverse mix of specialty products. The Company also manufactures packaging accessories and provides other packaging services for a wide range of industries. In addition, Greif manages timber properties in the southeastern United States. The Company has a workforce of over 14,000 colleagues spread across more than 250 facilities in 37 countries to serve global as well as regional customers. Additional information is on the Company's website at www.greif.com.

Contact: Bill D’Onofrio
(614) 499-7233
bill.donofrio@greif.com